Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
October 17, 2006	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES 7% INCREASE IN EARNINGS FOR THE
FIRST NINE MONTHS OF 2006

BETHESDA, MD. Eagle Bancorp, Inc. (the Company; Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $5.9 million for the nine months ended September 30, 2006, compared to $5.5 million for the first nine months of 2005, an increase of 7%. On a per-share basis, the Company earned $0.62 per basic share and $0.60 per diluted share for 2006, as compared to $0.59 per basic share and $0.56 cents per diluted share for 2005. Per share earnings have been adjusted for a 1.3 for 1 share stock split in the form of a stock dividend paid on July 5, 2006.

For the third quarter of 2006, the Company earned $1.9 million ($0.20 per basic share and $0.19 per diluted share), as compared to $2.3 million ($0.25 per basic share and $0.23 per diluted share) for the third quarter of 2005, a 16% decrease. Lower third quarter earnings in 2006 as compared to 2005, were primarily due to a decline in the net interest margin, increased loan credit provision associated with a specifically identified problem commercial relationship, and higher noninterest expenses associated primarily with additional personnel.

“We are pleased to report increased earnings for Eagle Bancorp for the first nine months of 2006”, noted Ronald D. Paul, President and CEO of Eagle Bancorp, Inc. “While balance sheet growth in the quarter ended September 30 has slowed from historical levels, and a challenging interest rate environment has resulted in a declining net interest margin, the core business of Eagle Bancorp remains strong.  Also, in spite of increases in the level of loan credit provision, which was due to weakness in one significant  borrowing relationship identified in the third quarter, overall asset quality remains strong. The Company continues to make investments in personnel, facilities and systems to support a growing organization, while managing its overall costs, as measured by the efficiency ratio, which while elevated, remains favorable to peer banking companies,” added Mr. Paul. EagleBank’s ninth community banking office in Chevy Chase, Maryland had its first full quarter of operations in the third quarter of 2006.

For the nine months ended September 30, 2006, the Company reported an annualized return on average assets (ROAA) of 1.13% as compared to 1.23% for the first nine months of 2005; while the annualized return on average equity (ROAE) was 11.54%, as compared to 12.07% for the same period in 2005.

While both loans and average deposits continued to grow in the third quarter of 2006, resulting in growth in net interest income, the deposit base in the first nine months of 2006 has shifted to more interest bearing deposits resulting in higher funding costs.

For the first nine months of 2006, net interest income increased 15% over the same period for 2005 and for the three months ended September 30, 2006, net interest income increased 9% as compared to the third quarter of 2005. The net interest margin was 4.88% as compared to 5.01% for the first nine months in 2006 and was 4.81% for the third quarter of 2006.

Non-interest income for the first nine months of 2006 was $2.9 million compared to $3.2 million in the first nine months of 2005, a decline of 8%. Excluding net securities gains of $85 thousand during the first nine months of 2006 and $281 thousand during the same period in 2005, noninterest income declined by 2% in the nine month period.  The decline was attributed primarily to lower amounts of gains on the sale of SBA loans which amounted to $689 thousand for the first nine months in 2006 as compared to $730 thousand for the same period in 2005. Activity in SBA sales to secondary markets can vary widely from period to period. EagleBank has been recognized as the leading community bank SBA lender in its marketplace and continued emphasis in this business is anticipated. Non-interest income for both the third quarter of 2006 and 2005 was $1.2 million. Excluding net securities losses of $71 thousand during the third quarter of 2006 and $269 thousand of net investment gains during the third quarter in 2005, noninterest income was $1.3 million in 2006 as compared to $1.0 million in 2005, the increase due to higher amounts of SBA gains in the period. Investment securities sales are generally undertaken for asset liability management purposes to better position the portfolio for expected interest rates.

Non-interest expenses were $16.1 million for the first nine months of 2006, as compared to $14.1 million for 2005, a 14% increase. The primary reasons for this increase were increases in staff levels, and related personnel cost increases, increased occupancy cost, due in part to new banking offices, and higher data processing costs, director fees, broker fees, software licensing fees and professional fees associated with a larger organization.

The efficiency ratio, which measures the relationship of noninterest expenses to the sum of net interest income and noninterest income was 59.65% for the first nine months of 2006 as compared to 58.52% for the same period in 2005 and was 60.40% for the third quarter of 2006 as compared to 54.01% for the same period in 2005. These ratios increased due to both a decline in the net interest margin in 2006 as compared to 2005 and higher levels of noninterest expenses.  Non-interest expenses were $5.7 million for the third quarter of 2006, as compared to $4.7 million for 2005, a 20% increase, due substantially to the same factors mentioned above for the nine month period.

The Company recorded net charge-offs of $356 thousand for the first nine months of 2006 as compared to net charge-offs of $55 thousand for the first nine months of 2005.  The ratio of non-performing loans to total loans was .34% at September 30, 2006 as compared to .04% at September 30, 2005 and .41% at June 30, 2006. The provision for credit loss was $1.4 million for the first nine months of 2006 as compared to $1.3 million for the same period in 2005, and was $711 thousand for the third quarter of 2006 as compared to $424 thousand for the third quarter of 2005. The increase in the provision in the third quarter of 2006 as compared to 2005 was due to the identification of a problem commercial loan relationship, where the Company believes collection in full is in doubt. At September 30, 2006, the allowance for credit losses represented 1.19% of loans outstanding, as compared to 1.09% at September 30, 2005, and 1.10% at June30, 2006.

At September 30, 2006, total assets were $727.4 million compared to $647.0 million at September 30, 2005, a 12% increase. Total deposits amounted to $588.2 million at September 30, 2006, an 8% increase over deposits of $545.6 million at September 30, 2005, while total loans increased to $591.2 million at September 30, 2006, from $504.3 million at September 30, 2005, a 17% increase. Deposits declined in the third quarter of 2006 due to a large short-term deposit that occurred late in June. For the third quarter of 2006, average deposits increased by about 1% from the second quarter of 2006.

Eagle Bancorp paid a regular quarterly cash dividend in each quarter of 2006 and declared a 30% stock dividend in May 2006 which was paid on July 5, 2006. All per share amounts have been adjusted to give effect to this stock split in the form of a stock dividend.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the nine and three months ended September 30, 2006 as compared to 2005. Persons wishing additional information should refer to the Company’s Form 10K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 16, 2006.

Eagle Bancorp is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services thru nine offices, located in Montgomery County, Maryland and Washington, D.C. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace. In July, the Company formed Eagle Commercial

Ventures, LLC as a direct subsidiary to provide subordinate financing for the acquisition, development and construction of real estate projects, who’s primary financing would be done by EagleBank.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc
Statement of Condition Highlights

(in thousands)

	September 30, 2006	December 31, 2005	September 30, 2005
	Unaudited	Audited	Unaudited
Assets
Cash and due from banks	$18,989	$16,662	$17,639
Interest bearing deposits with other banks and other short-term investments	3,833	11,231	12,015
Federal funds sold	3,953	6,103	30,051
Investment securities available for sale, at fair value	79,638	68,050	63,887
Loans held for sale	5,825	2,924	2,327
Loans	591,232	549,212	504,290
Less: allowance for credit losses	(7,046)	(5,985)	(5,496)
Premises and equipment, net	7,122	5,774	5,744
Accrued interest, taxes and other assets	23,821	18,281	16,562
Total Assets	$727,367	$672,252	$647,019

Liabilities and Stockholders’ Equity
Non interest bearing deposits	$143,963	$165,103	$140,554
Interest bearing deposits	444,224	403,790	405,008
Total deposits	588,187	568,893	545,562

Customer repurchase agreements and federal funds purchased	35,974	32,139	31,470
Other borrowings	25,000	-	4,000
Other liabilities	7,639	6,256	2,400
Total liabilities	656,800	607,288	583,432
Stockholders’ equity	70,567	64,964	63,587
Total Liabilities and Stockholders’ Equity	$727,367	$672,252	$647,019

Eagle Bancorp, Inc.
Statements of Income Highlights
(in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$36,470	$26,120	$13,033	$9,758
Total interest expense	12,414	5,184	4,818	2,242
Net interest income	24,056	20,936	8,215	7,516
Provision for credit losses	1,418	1,311	711	424
Net interest income after provision for credit losses	22,638	19,625	7,504	7,092
Noninterest income (before investment gains)	2,816	2,884	1,287	970
Investment gains (losses)	85	281	(71)	269
Total noninterest income	2,901	3,165	1,216	1,239
Salaries and employee benefits	9,053	7,695	3,104	2,461
Premises and equipment expenses	2,795	2,468	1,107	851
Advertising	366	344	102	137
Outside data processing	655	574	219	189
Other expenses	3,212	3,024	1,164	1,091
Total noninterest expense	16,081	14,105	5,696	4,729
Income before income tax expense	9,458	8,685	3,024	3,602
Income tax expense	3,585	3,206	1,124	1,332
Net income	$5,873	$5,479	$1,900	$2,270

Per Share Data:
Earnings per share, basic (1)	$0.62	$0.59	$0.20	$0.25
Earnings per share, diluted (1)	$0.60	$0.56	$0.19	$0.23
Shares outstanding at period end	9,425,733	7,174,343	9,425,733	7,174,343
Weighted average shares outstanding, basic (1)	9,423,239	9,221,532	9,423,947	9,221,532
Weighted average shares outstanding, diluted (1)	9,853,794	9,795,245	9,869,514	9,795,245
Book value per share at period end (1)	$7.49	$6.82	$7.49	$6.82

(1)                                  All periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006